AGREEMENT AND PLAN OF MERGER between GREENMARK ACQUISITION CORPORATION, a Delaware corporation ("Greenmark"), and POWERDYNE, INC., a Nevada corporation ("Powerdyne (Nevada)"), Greenmark and the Powerdyne (Nevada) being sometimes referred to herein as the "Constituent Corporations."

WHEREAS, the board of directors of each Constituent Corporation deems it advisable that the Constituent Corporations merge into a single corporation ("the Merger");

NOW, THEREFORE, in consideration of the premises and the respective mutual covenants, representations and warranties herein contained, the parties agree as follows:

1.           Surviving Corporation.  Powerdyne (Nevada) shall be merged with and into Greenmark which shall be the surviving corporation (hereinafter the "Surviving Corporation") in accordance with the applicable laws of the State of Delaware and the State of Nevada.

2.   Merger Date.  The Merger shall become effective (the "Merger Date") upon the completion of:

(i)  Adoption of this Agreement by the shareholders of the Powerdyne (Nevada) pursuant to the General Corporation Law of Nevada and by the shareholders of Greenmark pursuant to the General Corporation Law of Delaware;

(ii)  Execution and filing of the Certificate of Merger with the Commissioner of Corporations of the State of Nevada in accordance with the General Corporation Law of Nevada; and

(iii)  Execution and filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of Delaware.

3.  Time of Filings.  The Certificates of Merger shall be filed with the Commissioner of Corporations of the State of Nevada and the Secretary of State of Delaware upon the approval of this Agreement by the shareholders of the Constituent Corporations and the fulfillment or waiver of the terms and conditions herein.

4.  Accounting Period.  Notwithstanding any other provision herein relating to the Merger Date, for all accounting purposes the effective date of the Merger shall be as of February 1, 2011.

5.  Governing Law

The Surviving Corporation shall be governed by the laws of the State of Delaware.

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6.  Certificate of Incorporation

The Certificate of Incorporation of Greenmark shall be the Certificate of Incorporation of the Surviving Corporation from and after the Merger Date, subject to the right of the Surviving Corporation to amend its Certificate of Incorporation in accordance with the laws of the State of Delaware.

7.  Bylaws

The Bylaws of the Surviving Corporation shall be the Bylaws of the Powerdyne (Nevada) as in effect on the date of this Agreement.

8.  Name of Surviving Corporation

The Surviving Corporation will change its name to "Powerdyne International, Inc." or such name as it may choose and shall be available.

9.  Conversion

The mode of carrying the merger into effect is as follows:

9.1.       The aggregate number of shares of the Powerdyne (Nevada) Common Stock issued and outstanding on the Merger Date shall, by virtue of the merger and without any action on the part of the holders thereof, be absorbed by Greenmark in exchange for the issuance of $100 to r- the shareholders of Powerdyne (Nevada).

9.2.       All outstanding warrants of Powerdyne (Nevada) and any other outstanding rights to purchase stock of the Powerdyne (Nevada) shall be adjusted, pursuant to the terms contained in such warrants or other rights documents, for conversion to warrants or rights to purchase stock of Greenmark on the same ratio as provided by the Merger.

9.3.       Each Share of the Powerdyne (Nevada) Common Stock that is issued and outstanding and owned by Powerdyne (Nevada) on the Merger Date shall, by virtue of the merger and without any action on the part of Powerdyne (Nevada), be retired and canceled.

10.  Cancellation of Certificates

As promptly as practicable after the Merger Date, each holder of an outstanding certificate or certificates theretofore representing shares of Powerdyne (Nevada) Common Stock shall surrender such certificate(s) for cancellation to the Surviving Corporation and shall receive in exchange the proportionate consideration.

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11.  Uncancelled Certificates

Until surrendered, each outstanding certificate that prior to the Merger Date represented Powerdyne (Nevada) Common Stock shall be deemed for all purposes, other than the payment of dividends or other distributions, to evidence ownership of the number of shares of Greenmark Common Stock into which it was converted.  No dividend or other distribution payable to holders of Greenmark Common Stock as of any date subsequent to the Merger Date shall be paid to the holders of outstanding certificates of Powerdyne (Nevada) Common Stock; provided, however, that upon surrender and exchange of such outstanding certificates, there shall be paid to the record holders of the certificates issued in exchange therefor the amount, without interest thereon, of dividends and other distributions that would have been payable subsequent to the Merger Date with respect to the shares of Greenmark Common Stock represented thereby.

12.  Board of Directors and Officers

The members of the board of directors of the Surviving Corporation shall be the members of the board of directors of Greenmark on the Merger Date. The officers of the Surviving Corporation shall be the officers of the Greenmark on the Merger Date.

13.  Effect of the Merger

On the Merger Date, the separate existence of Powerdyne (Nevada) shall cease (except insofar as continued by statute), and it shall be merged with and into the Surviving Corporation.  All the property, real, personal, and mixed, of each of the Constituent Corporations, and all debts due to either of them, shall be transferred to and vested in the Surviving Corporation, without further act or deed.  The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations, including liabilities to holders of Dissenting Shares, of each of the Constituent Corporations, and any claim or judgment against either of the Constituent Corporations may be enforced against the Surviving Corporation.

14.  Approval of Shareholders

This Agreement shall be adopted by the shareholders of the Constituent Corporations at meetings of such shareholders called for that purpose or by written consent pursuant to the laws applicable thereto.  There shall be required for the adoption of this Agreement the affirmative vote of the holders of at least a majority of the holders of all the shares of the Common Stock issued and outstanding and entitled to vote for each of the Constituent Corporations.

15.  Representations and Warranties of Powerdyne (Nevada)

Powerdyne (Nevada) represents and warrants that:

15.1.    Corporate Organization and Good Standing.  Powerdyne (Nevada) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

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15.2.    Capitalization.  Powerdyne (Nevada)'s authorized capital stock consists of 75,000 shares of Common Stock, no par value, of which 25,000 shares are issued and outstanding, and no preferred stock.

15.3.    Issued Stock.  All the outstanding shares of its Common Stock are duly authorized and validly issued, fully paid and nonassessable.

15.4.    Corporate Authority.  Powerdyne (Nevada) has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

15.5.    Authorization.  Execution of this Agreement has been duly authorized and approved by the Powerdyne (Nevada)'s board of directors.

15.6.    Subsidiaries.  Powerdyne (Nevada) has no subsidiaries.

15.7.    Financial Statements.  Powerdyne (Nevada)'s unaudited balance sheets and the related statements of income and retained earnings dated December 31, 2010, copies of which will have been delivered by Powerdyne (Nevada) to Greenmark prior to the Merger Date ("the Powerdyne (Nevada) Financial Statements"), fairly present the financial condition of Powerdyne (Nevada) as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

15.8.    Absence of Undisclosed Liabilities.  Except to the extent reflected or reserved against in the Powerdyne (Nevada) Financial Statements, Powerdyne (Nevada) did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

15.9.    No Material Changes.  There has been no material adverse change in the business, properties, or financial condition of Powerdyne (Nevada) since the date of the Powerdyne (Nevada) Financial Statements.

15.10.  Litigation.  There is not, to the knowledge of Powerdyne (Nevada), any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Powerdyne (Nevada) or against any of its officers.

15.11.  Contracts.  Powerdyne (Nevada) is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

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15.12.  Title.  Powerdyne (Nevada) has good and marketable title to all the real property and good and valid title to all other property included in the Powerdyne (Nevada) Financial Statements.  Except as set out in the balance sheet thereof, the properties of Powerdyne (Nevada) are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of Powerdyne (Nevada).
15.13.  No Violation.  Consummation of the merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Powerdyne (Nevada) is subject or by which Powerdyne (Nevada) is bound.

16.  Representations and Warranties of Greenmark

Greenmark represents and warrants that:

16.1.    Corporate Organization and Good Standing.  Greenmark is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

16.2.    Reporting Company.  Greenmark has filed with the Securities and Exchange Commission a registration statement on Form F-10 which was declared effective pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant to §12 thereunder.

16.3.    Reporting Company Status.  Greenmark has timely filed and is current on all reports required to be filed by it pursuant to §12(g) of the Securities Exchange Act of 1934.

16.4.    Capitalization.  Greenmark's authorized capital stock consists of 300,000,000 shares of Common Stock, $.0001 par value, of which 205,000,000 shares are issued and outstanding, and 20,000,000 shares of non-designated preferred stock of which no shares are outstanding.

16.5.    Stock Rights.  There are no stock grants, options, rights, warrants or other rights to purchase or obtain the Greenmark Common or Preferred Stock issued or committed to be issued.

16.6.    Issued Stock.  All the outstanding shares of its Common Stock were duly authorized and validly issued, fully paid and non-assessable.

16.7.    Corporate Authority.  Greenmark has all requisite corporate power and authority to own, operate and lease its properties, to carry on its business as it is now being conducted and to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

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16.8.    Authorization.  Execution of this Agreement has been duly authorized and approved by Greenmark's board of directors.

16.9.    Subsidiaries.  Greenmark has no subsidiaries.

16.10.  Financial Statements.  Greenmark's audited balance sheets and the related statements of income and retained earnings, dated as of December 31, 2009,  copies of which will have been delivered by Greenmark to Powerdyne (Nevada) by the Merger Date (the "Greenmark Financial Statements"), fairly present the financial condition of Greenmark as of the date therein and the results of its operations for the periods then ended in conformity with generally accepted accounting principles consistently applied.

16.11.  Absence of Undisclosed Liabilities.  Except to the extent reflected or reserved against in the Greenmark Financial Statements, Greenmark did not have at that date any liabilities or obligations (secured, unsecured, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet prepared in accordance with generally accepted accounting principles.

16.12.  No Material Changes.  There has been no material adverse change in the business, properties, or financial condition of Greenmark since the date of the Greenmark Financial Statements.

16.13.  Litigation.  There is not, to the knowledge of Greenmark, any pending, threatened, or existing litigation, bankruptcy, criminal, civil, or regulatory proceeding or investigation, threatened or contemplated against Greenmark or against any of its officers.

16.14.  Contracts.  Greenmark is not a party to any material contract not in the ordinary course of business that is to be performed in whole or in part at or after the date of this Agreement.

16.15.  Title.  Greenmark has good and marketable title to all the real property and good and valid title to all other property included in the Greenmark Financial Statements.  Except as set out in the balance sheet thereof, the properties of Greenmark are not subject to any mortgage, encumbrance, or lien of any kind except minor encumbrances that do not materially interfere with the use of the property in the conduct of the business of Greenmark.

16.16.  No Violation.  Consummation of the merger will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation to which any property of Greenmark is subject or by which Greenmark is bound.

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17.  Conduct of Powerdyne (Nevada) Pending the Merger Date

Powerdyne (Nevada) covenants that between the date of this Agreement and the Merger Date:

17.1.    No change will be made in Powerdyne (Nevada)'s articles of incorporation or bylaws.

17.2.    Powerdyne (Nevada) will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock other than as provided herein.
17.3.    Powerdyne (Nevada) will submit this Agreement for its shareholders' approval with a favorable recommendation by its board of directors and will use its best efforts to obtain the requisite shareholder approval.

17.4.    Powerdyne (Nevada) will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

18.  Conduct of Greenmark Pending the Merger Date

Greenmark covenants that between the date of this Agreement and the Merger Date:

18.1.    No change will be made in Greenmark's certificate of incorporation or bylaws.

18.2.    Greenmark will not make any change in its authorized or issued capital stock, declare or pay any dividend or other distribution or issue, encumber, purchase, or otherwise acquire any of its capital stock otherwise than as provided herein.

18.3.    Greenmark will submit this Agreement for its shareholders' approval with a favorable recommendation by its board of directors and will use its best efforts to obtain the requisite shareholder approval.

18.4.    Greenmark will use its best efforts to maintain and preserve its business organization, employee relationships, and goodwill intact, and will not enter into any material commitment except in the ordinary course of business.

19.  Conditions Precedent to Obligation of Powerdyne (Nevada)

Powerdyne (Nevada)'s obligation to consummate this merger shall be subject to fulfillment on or before the Merger Date of each of the following conditions, unless waived in writing by Powerdyne (Nevada):

19.1.    Greenmark's Representations and Warranties.  The representations and warranties of Greenmark set forth herein shall be true and correct at the Merger Date as though made at and as of that date, except as affected by transactions contemplated hereby.

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19.2.    Greenmark's Covenants.  Greenmark shall have performed all covenants required by this Agreement to be performed by it on or before the Merger Date.

19.3.    Shareholder Approval.  This Agreement shall have been approved by the required number of shareholders of the Constituent Corporations.

19.4.    Supporting Documents of Greenmark.  Greenmark shall have delivered to Powerdyne (Nevada) supporting documents in form and substance satisfactory to Powerdyne (Nevada), to the effect that:

(i)           Greenmark is a corporation duly organized, validly existing, and in good standing.

(ii)          Greenmark's authorized and issued capital stock is as set forth herein.

(iii)         The execution and consummation of this Agreement have been duly authorized and approved by Greenmark's board of directors.

20.  Conditions Precedent to Obligation of Greenmark

Greenmark's obligation to consummate this merger shall be subject to fulfillment on or before the Merger Date of each of the following conditions, unless waived in writing by Greenmark:

20.1.    Powerdyne (Nevada)'s Representations and Warranties.  The representations and warranties of Powerdyne (Nevada) set forth herein shall be true and correct at the Merger Date as though made at and as of that date, except as affected by transactions contemplated hereby.

20.2.    Powerdyne (Nevada)'s Covenants.  Powerdyne (Nevada) shall have performed all covenants required by this Agreement to be performed by it on or before the Merger Date.

20.3.    Shareholder Approval.  This Agreement shall have been approved by the required number of shareholders of the Constituent Corporations.

20.4.    Supporting Documents of the Powerdyne (Nevada).  Powerdyne (Nevada) shall have delivered to Greenmark supporting documents in form and substance satisfactory to Greenmark to the effect that:

(i)	Powerdyne (Nevada) is a corporation duly organized, validly existing, and in good standing.

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(ii)          Powerdyne (Nevada)'s authorized and issued capital stock is as set forth herein.

(iii)         The execution and consummation of this Agreement have been duly authorized and approved by Powerdyne (Nevada)'s board of directors.

21.  Designation of Agent for Service

As of the Merger Date, the Surviving Corporation hereby irrevocably appoints the Secretary of the State of Nevada, if required, as its attorney to accept service of process in any action, suit, or proceeding for the enforcement of any obligations of Powerdyne (Nevada) for which the Surviving Corporation is liable under the General Corporation Law of Nevada, this Agreement, or the laws of the State of Delaware.

22.  Access

From the date hereof to the Merger Date, Greenmark and Powerdyne (Nevada) shall provide each other with such information and permit each other's officers and representatives such access to its properties and books and records as the other may from time to time reasonably request.  If the merger is not consummated, all documents received in connection with this Agreement shall be returned to the party furnishing such documents, and all information so received shall be treated as confidential.

23.  Closing

23.1.    The transfers and deliveries to be made pursuant to this Agreement (the "Closing") shall be made by and take place at the offices of the Exchange Agent or other location designated by the Constituent Corporations without requiring the meeting of the parties hereof.  All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

23.2.    Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

23.3.    At the Closing, Powerdyne (Nevada) shall deliver to the Exchange Agent in satisfactory form, if not already delivered to Greenmark:

(i)         A list of the holders of the shares of Powerdyne (Nevada) Common Stock being exchanged with an itemization of the number of shares held by each, the address of each holder, and the aggregate number of shares of Greenmark Common Stock to be issued to each holder;

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(ii)         Evidence of the consent of shareholders of Powerdyne (Nevada) to this Agreement;

(iii)        Certificate of the Secretary of State of Nevada as of a recent date as to the good standing of Powerdyne (Nevada);

(iv)       Certified copies of the resolutions of the board of directors of Powerdyne (Nevada) authorizing the execution of this Agreement and the consummation of the Merger;
(v)        Powerdyne (Nevada) Financial Statements;

(vi)       Secretary's certificate of incumbency of the officers and directors of Powerdyne (Nevada); and

(vii)      Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

23.4.     At the Closing, Greenmark shall deliver to the Exchange Agent in satisfactory form, if not already delivered to Powerdyne (Nevada):

(i)          A list of the shareholders of record of Greenmark, including, wherever available, addresses and telephone numbers;

(ii)         Evidence of the consent of shareholders of Greenmark to this Agreement;

(iii)        Certificate of the Secretary of State of Delaware as of a recent date as to the good standing of Greenmark;

(iv)       Certified copies of the resolutions of the board of directors of Greenmark authorizing the execution of this Agreement and the consummation of the merger;

(v)        Greenmark Financial Statements;

(vi)       Secretary's certificate of incumbency of the officers and directors of Greenmark; and

(vii)      Any document as may be specified herein or required to satisfy the conditions, representations and warranties enumerated elsewhere herein.

23.5.  Survival of Representations and Warranties

The representations and warranties of the Constituent Corporations set out herein shall survive the Merger Date.

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24.  Arbitration

24.1.1.1.         Scope.  The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association
.
24.1.1.2.         Situs. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration within the State of Delaware at a time and place chosen by American Arbitration Association.  Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.

24.1.1.3.         Applicable Law.  The law applicable to the arbitration and this agreement shall be that of the State of Delaware, determined without regard to its provisions which would otherwise apply to a question of conflict of laws. Any dispute as to the applicable law shall be decided by the arbitrator.

24.1.1.4.         Disclosure and Discovery. The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the subject of the arbitration and to compel compliance with such disclosure and discovery order.  The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

24.1. Rule of Law.    Regardless of any practices of arbitration to the contrary, the arbitrator will apply the rules of contract and other law of the jurisdiction whose law applies to the arbitration so that the decision of the arbitrator will be, as much as possible, the same as if the dispute had been determined by a court of competent jurisdiction.

24.2.    Finality and Fees.  Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law.  Each party to the arbitration shall pay its own costs and counsel fees.

24.3.    Measure of Damages.  In any adverse action, the parties shall restrict themselves to claims for compensatory damages and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

24.4.    Covenant Not to Sue.  The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

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24.5.    Intention. It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief.  This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

25.  General Provisions
25.1.    Further Assurances.  From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

25.2.    Waiver.  Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

25.3.    Brokers.  Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

25.4.    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered in person or sent by prepaid first-class certified mail, return receipt requested, or recognized commercial courier service, as follows:

If to Greenmark, to:

Greenmark Acquisition Corporation
300 Centerville Road
Suite 100E
Warwick, RI 02886

If to the Powerdyne (Nevada), to

Powerdyne, Inc.
300 Centerville Road
Suite 100E
Warwick, RI 02886

26.        Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

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27.        Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

28.        Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

29.        Effective Date.  This effective date of this Agreement shall be February 3, 2011.

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Signature Page to Agreement and Plan of Merger
between Greenmark Acquisition Corporation and
Powerdyne, Inc. (Nevada)

IN WITNESS WHEREOF, the parties have executed this Agreement.

GREENMARK ACQUISITION CORPORATION

By	Dale Euga
President

POWERDYNE, INC.(NEVADA)

By	Arthur M. Read, II, Esq.
Vice President